Exhibit 10.15

DATE:  January 26, 2004                                              $100,000.00

PROMISSORY NOTE   DUE      May 26, 2004 (120 days from funding)

In consideration of $100,000.00 received today, Pure Bioscience, (the Promissor) promises to pay to - Data Recovery Continuum, Inc., the holder hereof and his successors and assigns (the "Holder"), the principal sum of One Hundred Thousand and no/100 United States Dollars ($100,000.00) on or before May 26, 2004 (the "Maturity Date"). This Note is subject to the following provisions:

1. Interest. The Note shall accrue interest at the rate of 10% per annum to and through the Maturity Date. In the event the Note is not repaid on or before the Maturity Date, the Note shall accrue interest from the Maturity Date at the rate of 12% per annum.

2. Application of Loan Proceeds. Promissor and Data Recovery Continuum, Inc., agree that the loan principal shall be applied as a partial payment of the principal of the Promissory Note in the principal amount of Four Million, Seven Hundred Fifty Thousand and no/100 United States Dollars ($4,750,000.00) being held in Escrow for the parties and that upon closing of said Escrow, this note shall be deemed replaced by the escrowed Promissory Note.

3. Representation and Warranties. Promissor hereby makes the following representations and warranties with respect to the Collateral, all of which shall survive so long as Promissor has any remaining obligation pursuant to this Promissory Note.

     a. Title. Promissor's title and interest in the Collateral is fully paid and non-assessable, free and clear of all liens, charges and encumbrances whatsoever, and full power and lawful authority to pledge the same hereunder, free and clear of any other pledge, assignment, lien, charge or encumbrance.

     b. Encumbrances. The Collateral is not subject to any prohibition against encumbering, pledging, hypothecating or assigning the same or requires notice or consent in connection therewith.

     c. Authority. Promissor has full power and authority to execute, deliver and perform their obligations under this Promissory Note and to pledge the collateral in accordance with the terms hereof This Promissory Note has been duly executed and delivered by Promissor and constitutes the legal, valid and binding agreement of Promissor.

     d. Lien. This Promissory Note creates a valid first lien and perfected security interest in the Collateral.


4. Defense of Claims. Promissor hereby covenants and agrees to defend Holder's right, title and security interest in and to the collateral against the claims of any person, firm, corporation or other entity.

5. Waiver of Demand, Presentment, Etc. The Promissor hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereunder, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

6. Attorney's Fees. The Promissor agrees to pay all costs and expenses, including without limitation reasonable attorney's fees, which may be incurred by the Holder in collecting any amount due under this Note or in enforcing any of Holder's conversion rights as described herein.

7. Entire Agreement. This Note constitute the full and entire understanding between the Promissor and the Holder with respect to the subject matter hereof and thereof. Neither this Note nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Promissor and the Holder.

8 Governing Law. This Note shall be governed by and construed in accordance with the laws of the state of California without giving effect to applicable principles of conflict of law. Jurisdiction for any dispute shall be the State and Federal courts in and for San Diego, California.

IN WITNESS WHEREOF, the Promissor has caused this instrument to be duly executed by an officer thereunto duly authorized, all as of the date first hereinabove written.

PROMISSOR

PURE BIOSCIENCE


/s/ Michael L. Krall
------------------------------------
By:      Michael L. Krall, President
Date:    January 26, 2004